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The following is a transcript of a TECO Energy, Inc. webcast and investor call held on September 8, 2015 regarding the proposed transaction between TECO Energy, Inc. and Emera Inc.

PARTICIPANTS

Corporate Participants

Mark M. Kane – Director-Investor Relations, TECO Energy, Inc.

John B. Ramil – President, Chief Executive Officer & Director, TECO Energy, Inc.

Chris G. Huskilson – President, Chief Executive Officer & Director, Emera Inc.

Other Participants

Ali Agha – Analyst, SunTrust Robinson Humphrey, Inc.

Raymond Leung – Analyst, RBC Capital Markets LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning. My name is Michelle, and I will be your conference operator today. At this time, I would like to welcome everyone to the Emera acquisition of TECO Energy Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions]

I would now like to turn the call over to Mr. Mark Kane, Director-Investor Relations, TECO Energy. Please go ahead.

Mark M. Kane, Director-Investor Relations

Thank you, Michelle. Good morning, everyone, and welcome to the TECO Energy-Emera acquisition conference call. The acquisition was announced Friday afternoon and that release is available on both the TECO Energy and Emera websites. Emera hosted a call Friday evening and that call is available for replay on the Emera website at www.emera.com.

This presentation is being webcast at tecoenergy.com and the slides for the presentation are available on the TECO Energy website. The presentation will be available for replay through the TECO Energy website approximately two hours after the conclusion of our presentation and will be available for 30 days.

In the course of our remarks today, we will be making forward-looking statements about the acquisition, approval process and timing, and financing activities. There are a number of factors that could cause actual results to differ materially from those that we’ll discuss today. For a more complete discussion of these factors, we refer you to the Risk Factor discussion in our Annual Report on Form 10-K for the period ended December 31, 2014. Emera’s continuous disclosure materials filed from time to time with the Canadian security regulatory authorities and the Safe Harbor statement and the press release related to the acquisition made last Friday.

The host for our call today is John Ramil, TECO Energy’s President and CEO; and Chris Huskilson, Emera’s President and CEO.

Now, I’ll turn it over to John.

John B. Ramil, President, Chief Executive Officer & Director

Thank you, Mark, and good morning, everybody. Thank you for joining us today. And hopefully, everybody had a great safe holiday weekend.

Let me first address the timing of our announcement, Friday afternoon is not the best time usually to do that but turned out to be the right time in this case. First of all, it’s good form that as soon as these deals are baked, we get them announced as soon as possible, and that happened shortly after 4:00 o’clock on Friday afternoon. And it was in everybody’s best interest for Emera to get started with their financing very quickly. And as Mark mentioned, they had an earnings – or an investor call on Friday evening to launch that, so thus the timing of Friday afternoon.

By now, I think everybody’s probably read about the deal, but let me review a few things. Friday afternoon, our board followed the Emera board and approved a definitive agreement for Emera to acquire TECO Energy in a $10.4 billion transaction and that includes the assumption of $3.9 billion of debt at TECO Energy. The purchase price is $27.55 per share. It’s an all-cash transaction, and that is a 48% premium to the unaffected share price of July 15, which is the day before the SparkSpread article came out and affected our stock price. It’s also a 25% premium to the unaffected 52-week high price for TECO Energy shares. You can see with those numbers that the transaction recognizes the value of TECO Energy, and it rewards our shareholders for their confidence and continued investment in TECO Energy.

As part of the agreement and the communication of the transaction, Emera is committed to TECO Energy team members and the communities that they serve. They will continue to support all the same levels of support that TECO Energy has given over time. TECO Energy, Tampa Electric and Peoples Gas headquarters will remain in Tampa, Florida and New Mexico Gas Company headquarters will remain in Albuquerque, New Mexico. They’ve also, the team – Chris’s team is also committed to form operating boards in Florida and New Mexico as has been their practice with operating utilities that they currently own and operate. And from a customer standpoint, rates at Tampa Electric, Peoples Gas and New Mexico Gas Company will be unchanged by the transaction.

We expect the transaction to close by mid-2016, and the typical regulatory approvals are required for the transaction. Those include the Federal Energy Regulatory Commission, the New Mexico Public Regulation Commission, a filing under Hart-Scott-Rodino Act for review, and an approval from the Committee on Foreign Investment in the United States.

As part of the transaction, Emera has committed to comply with all the conditions in the New Mexico Gas Company acquisition approval. Their plan is to operate that business in much the same way that TECO Energy is operating it. And in fact, as we think about the transaction and under Emera’s ownership, the Florida operations and the New Mexico operations to customers and to communities, the companies will look very similar to how they look today.

And with that brief overview, it’s now my pleasure to introduce Chris Huskilson, the President and CEO of Emera, Inc. who will give us his perspective and plans on the transaction. Chris?

Chris G. Huskilson, President, Chief Executive Officer & Director, Emera, Inc.

Well, thank you, John. And thank you for including us in your call. First of all, I think it’s important to note that this is a very important transaction for Emera and a very exciting transaction for us as a business. We’ve been very patient as a business and disciplined in how we’ve looked at moving forward with our strategy and certainly our shareholders have seen that through the years on the various things that we’ve done. But what we have been doing is looking very, very carefully in recent years for more regulated earnings, and that’s where really TECO Energy becomes a perfect match for Emera.

We are in the position with this transaction of being able to merge with essentially 100% regulated business, and that pure play regulated business is one that fits our strategy and our objectives extremely well. In fact, even the TECO Energy strategy is very well aligned to the strategy that Emera has today.

Certainly focused on serving customers very, very well, focused on affordability for customers and focused on the transformation that’s going on in this industry today from higher carbon sources of electricity and energy in total to lower sources of carbon or lower intensity sources of carbon. And that’s something that TECO has been focused on for some time. They’re in that transition as we speak and that is very much a direct alignment with Emera’s strategy. And then lastly, from an overall strategic perspective, this adds tremendous capacity to our organization.

We’re very excited about merging with the 3,700 people that make up TECO Energy today and we’re very excited about what that will mean for us for the future.

So, the transaction is accretive to Emera in the first full year. In fact, we believe that it’s 5% or more accretive in the first full year. And then moving out – by three years out, it will 10-or-more percent accretive to the business. And it’s also very accretive to cash flow.

This will move us to 84% regulated earnings, really essentially in one step meeting our objective around the regulated earnings mix perspective and that strengthens our business. It strengthens our access to capital and strengthens our credit metrics. It provides tremendous support to our dividend because it’s accretive. And as you saw in early August, we increased our dividend and also increased our dividend guidance. This transaction is very, very supportive of that step. And then last but certainly not least, it gets us into gas LDCs, both in New Mexico and in Florida, and that’s something that Emera has had as an objective for some time.

If I move to looking at what the companies look like from a pro forma basis, geographically, we’re now dispersed from the northeast and the southeast and, in fact, in the southwest. Our business stretches really from, in the northeast, from Labrador to New York; in the Caribbean from the Bahamas to Barbados; and now Florida and New Mexico, two very, very good markets for us to do business.

If you look at the actual makeup of the business post-close, Tampa Electric will be 38% of the business, Nova Scotia Power will be 17% of the business, and the gas LDCs will be 10% of the business and 75% of the business will be outside Canada serving 2.4 million customers.

From an overall metrics perspective, the merged entity is about CAD 5.8 billion in revenue, about CAD 27 billion in assets, and in excess of CAD 2.2 billion from an EBITDA perspective. And so, it is a substantive change for the business.

When we look at this transaction, we’re very committed to the local communities that we serve. And as John said earlier, we’re committed, first and foremost, to the stipulations that were agreed with New Mexico in the 2014 TECO acquisition. Those stipulations are a commitment of Emera as well. We’re committed to continuing a high level of customer service and operational excellence for the business. And we’re committed to invest in cleaner, reliable, affordable energy serving our customers across in the entire regions.

On the community front, we will continue to invest in Florida and New Mexico communities as TECO Energy has. TECO Energy has a fine tradition of serving these communities and supporting these communities for the last 115 years. And in fact, we will be very proud to be able to continue that tradition. As John said, the headquarters locations will remain in Florida and in New Mexico and as well, as John said, we’ll set up local operating boards that will help guide us as we serve these communities.

And then last but not least, we are making a very deep commitment to TECO’s existing employees. We will be seeking to retain the entire management team and employees in this organization. And we see a tremendous alignment and a tremendous building of capacity between ourselves and TECO as a result of this.

I think, John, we were able to put out a press release this morning announcing a bought deal of convertible debentures that we’ve actually put in place. It’s a CAD 1.9 billion deal with an over-allotment of up to CAD 285 million. That transaction was launched this morning. I would note that the securities are not offered or able to be sold in the United States just for reference perspective. But for us, that completes the common equity financing that we require for this transaction. And so we can move forward, very comfortable that we have the common equity that we require to do this transaction.

And as we said in the past, we’ll continue to issue more preferred equity which will also bolster the equity side of our business. And then last but not least, we’ll issue some more debt as part of this transaction. From a preferred equity perspective, it’ll be somewhere between $800 million and $1.2 billion and from a debt perspective, somewhere between $3.4 billion and $3.8 billion.

And last but not least, the schedule for this transaction. Obviously, we announced the transaction on Friday night. We expect over the next short period that we’ll make filings with all of the regulatory authorities that will be required, Hart-Scott-Rodino, the FERC, and also New Mexico. Those filings will be made in the next number of weeks. And as well, we’d expect that the shareholder vote will occur sometime in the next two to three months. And then and therefore, we’re expecting to be able to close the transaction sometime in the middle of 2016.

And, John, with that, I think we’ll just turn it over to you. So, thank you very much.

John B. Ramil, President, Chief Executive Officer & Director

Thank you, Chris. Appreciate you joining us this morning and providing that information to our investors.

Let me just summarize very quickly and then we’ll take questions, but I think that this transaction is a testament to the value that has been built at TECO Energy. The $27.55 a share transaction price delivers a significant premium of 48% to the unaffected stock price to our shareholders, and TECO Energy will enjoy the benefits of increased scale that’s achieved this transaction and that benefit will flow through to our customers and communities. And for our team members, being part of a larger, more diverse organization, we believe this creates new opportunities for all of them as well.

So, with that, let us stop our presentation and we’d be pleased to take your questions at this point.

QUESTION AND ANSWER SECTION

Operator: Okay. [Operator Instructions] Your first question comes from Ali Agha from SunTrust. Your line is open.

<Q – Ali Agha – SunTrust Robinson Humphrey, Inc.>: Thank you, John. Good morning again.

<A – John Ramil – TECO Energy, Inc.>: Good morning, Ali.

<Q – Ali Agha – SunTrust Robinson Humphrey, Inc.>: First question, John. Can you tell us was this a sort of a competitively bid process that ended up with this transaction, or was this sort of just a negotiated deal between the companies?

<A – John Ramil – TECO Energy, Inc.>: When the SparkSpread story came out, we had – we did issue a release stating that our board had retained Morgan Stanley to review its strategic alternatives. And through that process, we did have a competitive process and this was the best result from that process.

<Q – Ali Agha – SunTrust Robinson Humphrey, Inc.>: I see. And then secondly, can you also clarify, on Friday night, you talked about exiting the coal operations likely before the deal were to close. But if the coal operations are not exited by then, does that change either the price or any terms of the transaction?

<A – John Ramil – TECO Energy, Inc.>: The transaction happening is not dependent upon the coal business deal closing. Now, having said that, Emera and TECO both agree that we need to exit the coal business and our expectation is that’s going to happen sooner rather than later.

<Q – Ali Agha – SunTrust Robinson Humphrey, Inc.>: I see. But that will not affect – if that does not happen, it does not affect any of the terms of the transaction here.

<A – John Ramil – TECO Energy, Inc.>: It does not.

<Q – Ali Agha – SunTrust Robinson Humphrey, Inc.>: Thank you.

Operator: Your next question comes from Raymond Leung from RBC Capital Markets. Your line is open.

<Q – Raymond Leung – RBC Capital Markets LLC>: Hey, guys, congratulations.

<A – John Ramil – TECO Energy, Inc.>: Thank you.

<Q – Raymond Leung – RBC Capital Markets LLC>: Thanks for additional slides on the financing strategy. But could I maybe get into that a little deeper? Can you talk about – you got the equity offering, but the debt offering, what are you guys thinking? Is the debt issuance coming out of Emera or TECO? And what do you think longer term of the TECO bonds? Is that going to be a – no longer the planned issue out of that box and you’ll just issue out of Emera? If you could help elaborate on that, that would be very helpful to me.

<A – Chris Huskilson – Emera, Inc.>: Yeah. It’s certainly a bit early to talk about exactly how the financing will unfold. But first and foremost, I’d say that we don’t have any intention and we’re not planning to issue any more debt out of the existing operating companies. The debt that gets issued will be issued out of Emera in some form or another. But as we do with most of our other utilities, we will continue to issue debt on an ongoing basis from the OpCos to have the appropriate capital structure for them, but none will be issued associated with this transaction.

<Q – Raymond Leung – RBC Capital Markets LLC>: Okay. And just to clarify, and when I was asking about TECO, I meant the holding company.

<A – Chris Huskilson – Emera, Inc.>: Yeah. And as I said, it’s too early to say exactly...

<Q – Raymond Leung – RBC Capital Markets LLC>: Okay.

<A – Chris Huskilson – Emera, Inc.>: ...how we’ll be financing the debt at this point. You can just think about it as being Emera debt today.

<Q – Raymond Leung – RBC Capital Markets LLC>: Okay. Okay. And just two other things. So maybe one, do you plan to cross-guarantee the debt? And then also, can you talk about where you stand with the rating agencies? I guess we saw Dominion Resources – Dominion Bond Rating indicated it takes some rating action, but any thoughts on what S&P may say?

<A – Chris Huskilson – Emera, Inc.>: Well, I think, first of all, it’s not uncommon for the rating agencies to put organizations on watch as these things go forward. And in fact, I think it’s also quite common especially associated with the type of equity offering that we’ve made. So, it is a debenture as it starts off and so thus add a little bit to the debt load of the organization until it converts, which it will do upon closing of the transaction. And so, it’s not unusual at all for rating agencies to put organizations on watch when that is the case so I don’t see that as unusual.

And then, secondly, we have designed this transaction and the financing of this transaction to continue to maintain the BBB+ rating that we have for our organization and for the OpCos that exist in the organization, and we’re confident that the financing we’re going to do will do that.

<Q – Raymond Leung – RBC Capital Markets LLC>: Okay. Great. And just cross-guarantees between TECO holding company debt and Emera, any thoughts on that?

<A – Chris Huskilson – Emera, Inc.>: Well, again, as I’ve said, while we’re talking about relative to this transaction, I would just consider it Emera debt.

<Q – Raymond Leung – RBC Capital Markets LLC>: Okay. Thank you.

Operator: [Operator Instructions] At this time, I have no further questions in queue. Will turn the call back over to presenters for closing remarks.

John B. Ramil, President, Chief Executive Officer & Director

Thank you very much for joining us this morning. Appreciate everybody’s interest in TECO Energy and Emera, and have a good week.

Chris G. Huskilson, President, Chief Executive Officer & Director, Emera, Inc.

Thank you, John.

Operator: Thank you, everyone. This concludes today’s conference call. You may now disconnect.

Information Concerning Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about beliefs, expectations, estimates, projections, goals, forecasts, assumptions, risks and uncertainties, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “anticipates,” “pro forma,” “predicts,” “seeks,” “could,” “would,” “will,” “can,” “continue” or “potential” and the negative of these terms or other comparable or similar terminology or expressions. In addition, forward-looking statements include references to TECO Energy’s anticipated capital expenditures, liquidity and financing requirements, projected operating results, future environmental matters and regulatory and other plans.

TECO Energy cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in any forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed transaction involving TECO Energy and Emera (the “Merger”), including future financial or operating results of TECO Energy, TECO Energy’s or Emera’s plans, objectives, expectations or intentions, the expected timing of completion of the Merger and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by any such forward-looking statements include risks and uncertainties relating to the following: (i) the risk that TECO Energy may be unable to obtain shareholder approval for the Merger or that Emera or TECO Energy may be unable to obtain governmental and regulatory approvals required for the Merger, or required governmental and regulatory approvals may delay the Merger; (ii) the risk that a condition to the closing of the Merger may not be satisfied; (iii) the timing to consummate the proposed Merger; (iv) disruption from the proposed Merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers; (v) the diversion of management time and attention on the Merger; (vi) general worldwide economic conditions and related uncertainties; (vii) the effect and timing of changes in laws or in governmental regulations (including environmental laws and regulations); (viii) the timing and extent of changes in interest rates, commodity prices and demand and market prices for electricity; and (ix) other factors discussed or referred to in the “Risk Factors” section of TECO Energy’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Additional risks and uncertainties will be discussed in the proxy statement and other materials that TECO Energy will file with the SEC in connection with the Merger. There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the Merger will be realized. Each forward-looking statement speaks only as of the date of the particular statement, and TECO Energy does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

The proposed Merger will be submitted to shareholders of TECO Energy for their consideration. In connection with the Merger, TECO Energy will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This material is not a substitute for the proxy statement or any other document that TECO Energy may send to its shareholders in connection with the proposed Merger.

TECO ENERGY’S SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED MERGER WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TECO ENERGY AND THE MERGER. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or upon request by contacting TECO Energy, Investor Relations, by telephone at 1-800-810-2032 or via email at investorrelations@tecoenergy.com. TECO Energy’s filings with the SEC are also available on TECO Energy’s website at http://investor.tecoenergy.com/investors/SEC-Filings/default.aspx.

Participants in the Solicitation

TECO Energy and its directors and executive officers are deemed to be participants in any solicitation of TECO Energy’s shareholders in connection with the proposed Merger. Information about TECO Energy’s directors and executive officers is available in TECO Energy’s definitive proxy statement, dated March 11, 2015, for its 2015 annual meeting of shareholders, and in TECO Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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